UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

December 10, 2012
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 20 page document.

ITEM 7.01:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003).  In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On December 10, 2012, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the second quarter of fiscal year 2013. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1     Press release dated December 10, 2012 titled “John Wiley & Sons, Inc. Reports Second Quarter Fiscal Year 2013 Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:
Brian Campbell
Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons, Inc. Reports Second Quarter Fiscal Year 2013 Results
Change
$ millions	FY13	FY12	Excluding FX	Including FX
US GAAP
Revenue: Q2 Six Months	$432 $842	$447 $877	(3%) (2%)	(3%) (4%)
EPS: Q2 Six Months	0.71 1.31	0.83 1.65	(12%) (20%)	(14%) (21%)
ADJUSTED
Revenue* Q2 Six Months	$428 $834	$442 $867	(3%) (2%)	(3%) (4%)
EPS**: Q2 Six Months	0.77 1.29	0.82 1.50	(4%) (13%)	(6%) (14%)

* Wiley’s travel publishing program, which includes the Frommer’s brand, was sold to Google in August 2012. For comparison purposes, adjusted revenue excludes travel publishing-related revenue of $4 million and $8 million in the second quarter and first six months of fiscal year 2013, and $5 million and $10 million in the second quarter and first six months of fiscal year 2012, respectively.

**Adjusted EPS for the quarter excludes a gain on the sale of the travel publishing program ($0.10 per share) and asset impairment charges ($0.16 per share) related to the Company’s remaining consumer publishing program.  Adjusted EPS for the six months excludes all of the above and the first quarter FY13 restructuring charge worth $0.06 per share and a $0.14 per share UK deferred income tax benefit reported in the first six months of both fiscal years.

December 10, 2012 (Hoboken, NJ) – John Wiley & Sons, Inc. (NYSE: JWA and JWB), a global provider of content and knowledge-based services in areas of scientific, technical, medical, and scholarly research (STMS); professional development (PD); and global education (GEd) today announced results for the second quarter of fiscal year 2013:

U.S. GAAP:
•	Revenue fell 3% due to difficult market conditions for higher education textbooks, softness in global bookstore channels, and continued tight library budgets in STMS.
•	Revenue change by segment: STMS -0.5%, PD -8%, and GEd -6%.
•	U.S. GAAP earnings per share (EPS) fell 14% to $0.71.

Adjusted:
•	Adjusted revenue change by segment, excluding FX and travel publishing revenue: STMS +0.5%, PD -7%, and GEd -6%.
•
Adjusted EPS fell 4% to $0.77 per share excluding FX.   Adjusted EPS excludes asset impairment charges of $0.16 per share related to consumer publishing assets subject to divestment other than travel, and a $0.10 per share gain on the sale of the travel publishing program.  Earnings performance is due to top-line results and higher interest expense partially offset by lower operating and administrative costs.

•
Shared services and administrative costs were down 3% vs. prior year.  Distribution costs were down 7% due to lower print book sales and the move to digital delivery; technology was flat due to prudent expense control; and other administration fell 6% primarily due to lower incentive accruals.

Hurricane Sandy
The impact of Hurricane Sandy forced the closure of Wiley’s Hoboken headquarters from Monday, October 29 to Friday, November 2.  Internal systems were maintained during that time, allowing colleagues to work remotely or out of the Company’s Somerset, NJ office.   The Hoboken office reopened on Monday, November 5.  None of the customer-facing digital platforms or services were disrupted.  The Company’s distribution facilities located in NJ were temporarily impacted during this time affecting the last two days of the quarter. Wiley estimates that approximately $4 million in total revenue was delayed and will be recovered in the third quarter.

Consumer Publishing Divestment
In August, Wiley sold its consumer travel publishing program, including the Frommer's brand, to Google for $22 million.  In November, Wiley announced the sale of its culinary, CliffsNotes, and Webster’s New World Dictionary consumer publishing programs to the Boston-based global learning company, Houghton Mifflin Harcourt (HMH), for $11 million.  These sales follow Wiley’s announcement in March 2012 that Wiley would explore opportunities to sell a number of consumer print and digital publishing assets that no longer align with the Company’s long term strategy.  The Company will either sell or discontinue operations in its remaining consumer publishing programs, which include pets, crafts, nautical and general interest.   Fiscal Year 2012 revenue for the consumer publishing assets sold or to be sold, including travel, was approximately $78 million.

Second Quarter Impairment Charge
Wiley recorded an asset impairment charge of approximately $16 million, or $10 million after-tax ($0.16 per share), related to the divestment and pending sale or discontinuation of the remaining consumer publishing programs.   The charge includes a write-down of the assets sold to HMH and the write-down of assets to realizable value of the remaining consumer publishing programs.

Deltak Acquisition
On October 25, 2012, Wiley bought Deltak.edu (“Deltak”), a privately held provider of online learning services for higher education. Deltak extends Wiley’s Global Education business into a high-growth segment of the market and brings additional expertise to the organization in such areas as curriculum design, student recruitment services, and next generation technology solutions.  Wiley will leverage its publishing assets, student and instructor workflow applications, institutional relationships, and market expertise to add a competitive advantage to Deltak's current offerings and to develop new products and services for the higher education market.  The acquisition provides Wiley with an opportunity to expand its online learning services to universities worldwide and create opportunities for Deltak’s partners to increase their reach to the global markets Wiley serves. Under the terms of the agreement, Wiley paid $220 million in cash, funded by the company's revolving bank loan facility, to acquire this high growth company.  For the fiscal year ended September 2012, Deltak’s revenue was $54 million, representing growth of 23% over the prior Deltak fiscal year.   Based in Chicago and founded in 1997, Deltak works in close partnership with leading colleges and universities to develop and support fully online degree and certificate programs.  It provides technology platforms and services including market research to validate program demand, instructional design, marketing, and student recruitment and retention services to leading national and regional colleges and universities throughout the United States.  For the remainder of the fiscal year, Deltak is expected to contribute approximately $36 million of revenue and be slightly dilutive to earnings per share.

Electronic Learning Systems (ELS) Acquisition
In November, Wiley acquired Efficient Learning Systems (ELS), Inc, an e-learning system provider in areas like professional finance and accounting, for $24 million. The acquisition strengthens Wiley’s existing leadership position in the growing global CPA exam preparation market by accelerating the migration to higher growth and higher margin digital course delivery.  The expertise in ELS accelerates e-learning strategies by providing capabilities that can be scaled to other accounting and financial certifications, furthering Wiley’s growth strategy to focus on content and workflow solutions to support professional career development.   Annual revenue is approximately $7 million and growing rapidly.   ELS’ flagship product, CPAexcel, comprises online self-study, videos, mobile apps, and sophisticated planning tools and has helped over 65,000 professionals prepare for the CPA exam. The service will be delivered directly to professionals around the world seeking to earn credentials. For the remainder of Wiley’s fiscal year, ELS is expected to contribute $3 million of revenue and be slightly dilutive to earnings per share.

Management Commentary
“Our results this quarter and through the first half of the year have been disappointing,” said Steve Smith, President and CEO of Wiley.  “The higher education textbook market has been much weaker than expected, a result of lower for-profit enrollments and shifting consumer behavior.  However, we are excited about the Deltak acquisition and its attractive growth prospects as a provider of online programs for traditional universities. Deltak helps Wiley to reposition its Global Education business as we shift our focus to providing high value, customizable and digital content to students.  In Professional Development, global retail channels continue to be soft.   We have positioned the Company to focus almost exclusively on professionals in select fields, and are encouraged by the actual and expected performance of the recent Inscape and ELS acquisitions, new digital product launches around certification and training, and a workflow improvement and cost restructuring program we are implementing. In STMS, tight library budgets worldwide continued to weigh on our performance, although the business showed modest growth in the quarter.  Other leading STMS indicators remain positive reflecting strong demand for our products and services, including solid growth in articles accessed, funded open access revenue and digital book revenue. Digital book revenue now accounts for 20% of year-to-date STMS book sales. Journal subscription growth for calendar year 2012 is up approximately 2% with growth in journal licenses partially offset by a decline in title-by-title subscriptions. Though it is early in the calendar year 2013 subscription renewal cycle, we expect current market conditions to prevail, though Wiley will benefit from approximately $23 million of additional revenue provided by our recently announced collaboration with the American Geophysical Union.”

Mr. Smith continued: “Hurricane Sandy had a profound impact on some of our New Jersey and New York colleagues this quarter, and our thoughts are with them and all of those severely impacted by the storm.  While we were forced to close our corporate headquarters in New Jersey for a week, colleagues were able to utilize remote working arrangements or temporarily relocate to our other New Jersey facility.  We were fully operational the following Monday, November 5.  Because it happened at the end of our fiscal quarter, about $4 million of revenue were delayed but will be fully recovered in the third quarter.”

Outlook
Mr. Smith continued: “Market conditions, particularly in Europe continue to adversely impact financial results.  However, by executing on our plans to acquire or develop content-enabled service capabilities in high-growth areas of our existing businesses and by building on our presence in high-growth and emerging markets, we believe we will restore attractive levels of revenue and earnings growth. Trends in some of our markets indicate that changes in end-user behavior resulting from the economic downturn are structural. We are therefore accelerating and expanding our ongoing program to restructure our cost base and to better align it with current and expected market conditions as they impact our traditional print business. This will result in substantial operating expense reductions from a combination of lower cost of procurement related to outside vendor services, cost of sales improvements and direct expense savings globally.  We are confident that an increased focus on actions to align our cost base alongside the ongoing program of high-growth investments will improve earnings performance and fund investments planned for transformational technology.  While work is well underway on cost savings initiatives, we will discuss in further detail our cost restructuring activities, and the savings expectations they will yield, in March, when we have finalized our operating plan for fiscal year 2014.  For the rest of this year we expect the substantial headwinds in our education textbook business to continue, and we expect modest growth in STMS and Professional Development. When combined with acquisitions, divestitures and performance year-to-date, we are now forecasting currency neutral low-single digit revenue growth, including the estimated revenue addition of $39 million from the Deltak and ELS acquisitions and estimated revenue loss of $35 million associated with the divested business. ”

“We now expect to report full year US GAAP EPS of approximately $2.95 - $3.05, down from prior year. This updated guidance includes all of the following: 1) weaker-than-expected overall  operating performance, 2) modest dilution from Deltak and ELS, 3) the net negative impact from the divestiture of the consumer businesses, including; (a) $0.16 per share assets impairment charge, (b) $0.10 gain on travel, and (c) reduced contribution to profit versus our original plan which assumed a full year of ownership, 4) the first quarter $0.06 per share restructuring charge, 5) $0.14 benefit from a reduction in UK tax rates, and 6) forecasted $0.02 of negative foreign exchange. At present we do not have all the information required to quantify the earnings impact of additional restructuring charges not included above that may result from accelerated cost restructuring actions yet to be taken this year.

Foreign Exchange
The weighted average foreign exchange translation rates reflected in Wiley’s income statement during fiscal year 2012 were approximately 1.59 Sterling and 1.37 Euro. Unless otherwise noted, amounts referenced in this report are presented excluding the effect of foreign exchange transactions and translations.

Segment Name Change
In the second quarter, Wiley changed the name of its Professional/Trade segment to Professional Development.   The change is part of a refinement of the business to focus on content and workflow solutions for professionals in business, finance, accounting, talent management, leadership, technology, behavioral health, engineering/architecture and professional education.  The consumer program divestment and Inscape and ELS acquisitions have accelerated that transition.

Board of Directors Update
On September 20, after a vote at the company’s Annual Meeting of Shareholders, Wiley Directors announced the following changes in the Board’s membership:
•
The election of Jesse C. Wiley, a seventh-generation descendant of the company’s founder, and Peter Booth Wiley’s son.  Jesse has been involved in the company’s day-to-day operations since 2003.  He is currently responsible for digital and new business initiatives within Wiley’s Professional Development business under the Jossey-Bass and Pfeiffer imprints. Mr. Wiley has attended all Board and Committee meetings as an observer since March 2011, has a Certificate of Director Education from the National Association of Corporate Directors, and has completed the Stanford Directors’ College executive education program at the Stanford University Law School.

•	The retirement of Bradford Wiley II, a Board member since 1979 and its Chairman from 1993-2002
•	The retirement of Warren J. Baker, a Board member since 1993 and the President Emeritus of California Polytechnic State University at San Luis Obispo.

SCIENTIFIC, TECHNICAL, MEDICAL AND SCHOLARLY (STMS)
•	Second quarter revenue rose 0.5% excluding FX.
•	Second quarter direct contribution to profit grew 3% excluding FX.
•	5 new society journals were signed in the quarter with combined annual revenue of $2.4 million. None were lost.
•	Open access revenue showing solid growth.

STMS revenue for the quarter fell 0.5% to $250 million, or grew 0.5% excluding FX.  Growth in journal subscription revenue, the sale of publishing rights and funded access was partially offset by a reduction in journal reprint and advertising revenue.  Our calendar year 2012 subscription billings, which are up by 2% year to date, were driven by strong sales in the Asia Pacific region, modest growth in the US , Japan and Northern Europe, and weakness in Southern Europe and parts of the Middle East.

Direct contribution to profit for the quarter rose 3% to $109 million reflecting modest revenue growth, cost management and lower accrued incentive compensation partially offset by higher society journal royalty costs.  Contribution to profit including allocated shared service and administrative costs increased 2% to $72.5 million.

Society Partnerships
•	5 new society journals were signed in the quarter with combined annual revenue of $2.4 million
•	14 renewals/extensions were signed with $7 million in combined annual revenue
•	No society contracts were lost

New Society Contracts
•	Journal of Clinical Pharmacology for the American College of Clinical Pharmacology
•	Mining + Geo in cooperation with the DGGT- German Society for Geotechnical Engineering
•	Political Science Quarterly for the Academy of Political Science
•	World Psychiatry for the World Psychiatric Association
•	Geoscience Data Journal for the Royal Meteorological Society, an open access journal

Open Access Survey and Performance
In October, Wiley announced the results of an author survey on open access. Over ten thousand authors from across Wiley’s journal portfolio responded to questions about gold open access, where their institution or funding body pays a fee to ensure the article is made open access.  The research explored the factors that authors assess when deciding where to publish, and whether to publish gold open access.  Among the top factors considered by authors were the relevance and scope of the journal, the journal’s impact factor and the international reach of the journal. Of the 10,600 respondents, 30% had published at least one gold open access paper, and 79% stated that open access was more prevalent in their discipline than three years ago.  Among authors yet to publish open access, the list of reasons given included a lack of high profile open access journals (48%), lack of funding (44%) and concerns about quality (34%). Authors said they would publish in an open access journal if it had a high impact factor, if it were well regarded and if it had a rigorous peer review process.

Wiley continues to show solid open access revenue growth, doubling its author funded revenue in the second quarter.  An open access option is available for individual journal articles to authors in 81% of the journals Wiley publishes.

Nobel Prize Winners
Wiley is proud to announce that eight 2012 Nobel Prize winners have published their work with Wiley. To celebrate the achievements of all Nobel winners, Wiley is making a selection of content from this and past years’ winners of Nobel Prizes in all areas free to access until the end of the year.  Wiley-published winners include:  Sir John B. Gurdon, UK, and Professor Shinya Yamanaka, Japan, awarded the Nobel Prize in Physiology or Medicine; Professor Robert J. Lefkowitz and Professor Brian K. Kobilka, USA, awarded the Nobel Prize in Chemistry; and Professor Serge Haroche, France and Dr. David J. Wineland, USA, awarded the Nobel Prize in Physics.  The Sveriges Riksbank Prize in Economic Sciences in Memory of Alfred Nobel for 2012 has been awarded jointly to Professors Alvin E. Roth and Lloyd S. Shapley, of the USA.

Research4Life
John Wiley and Sons and other Research4Life partners announced that they have agreed to extend their partnership through 2020. Research4Life (www.research4life.org) currently provides over 6,000 institutions in more than 100 developing countries with free or low cost access to peer-reviewed online content from the world’s leading scientific, technical and medical publishers. The renewed commitment will ensure that the 18,000 peer reviewed scientific journals, books and databases now available through the public-private Research4life partnership will continue to reach research communities in low- and middle-income countries.

PROFESSIONAL DEVELOPMENT (PD)
•	Second quarter revenue fell 7%, excluding FX.
•
Second quarter adjusted direct contribution to profit fell 13%, excluding FX; asset impairment charges of $16 million; and a $10 million gain on the sale of travel publishing operations, both related to the divestment of certain consumer publishing assets.

•	Second quarter direct contribution to profit fell 32%, excluding FX.
•	Digital revenue in the quarter grew 50% over prior year to $22 million
•	Digital revenue accounted for 22% of total revenue this quarter, vs. 13% in prior year
•	In August, Wiley sold its travel publishing program, including the Frommer’s brand, to Google for $22 million.
•
In November, Wiley announced the sale of its culinary, CliffsNotes, and Webster’s New World Dictionary consumer publishing programs to the Boston-based global learning company, Houghton Mifflin Harcourt (HMH), for $11 million.

•	In November, Wiley acquired Efficient Learning Systems (ELS), Inc, an e-learning system provider in areas like professional finance and accounting, for $24 million.
•	Name change to Professional Development signifies strategic focus on professional career development

Professional Development revenue for the quarter fell 8% to $101 million, or 7% excluding revenue from the recently divested travel program.  Results reflected continued softness in global retail channels for the legacy print business, particularly consumer titles which were off approximately 32% for the quarter.  In addition, weakness in technology and business print publishing was offset by online assessment revenue, driven by the fiscal year 2012 acquisition of Inscape. Approximately $2 million of revenue was delayed till November due to distribution interruptions caused by Hurricane Sandy.

Adjusted direct contribution to profit for the quarter fell 13% to $26 million primarily due to top-line results partially offset by cost containment and lower accrued incentive costs.  Adjusted contribution to profit after the allocation of certain shared service costs declined $3 million to $5 million for the quarter.

Results by Category
•	Business rose 7% to $38 million, with solid growth from Inscape and the CFA partnership
•	Consumer fell 32% to $24 million. Wiley recently sold much of its consumer publishing assets to Google and Houghton Mifflin Harcourt.
•	Technology fell 7% to $20 million
•	Professional Education fell 12% to $7 million
•	Architecture fell 13% to $6 million
•	Psychology was down slightly at $3 million

Acquisitions, Divestments and Alliances
In November, Wiley acquired Efficient Learning Systems (ELS), Inc, an e-learning system provider in areas like professional finance and accounting, for $24 million.  The acquisition helps Wiley become a leader in the growing global online CPA exam preparation market and will accelerate our e-learning strategies with capabilities that can be scaled to other accounting and financial certifications. Annual revenue is expected to be approximately $7 million.

In August, Wiley sold its travel publishing program, including the Frommer’s brand, to Google for $22 million.  In November, Wiley announced the sale of its culinary, CliffsNotes, and Webster’s New World Dictionary consumer publishing programs to the Boston-based global learning company, Houghton Mifflin Harcourt (HMH), for $11 million.   Wiley first announced a strategic review of its consumer publishing operation in March 2012.   Both sales are a result of that review.   The Company will seek to sell the remaining consumer publishing programs, which include pets, crafts, nautical and general interest.  If a sale is not feasible, Wiley will discontinue publishing in those remaining programs.

The recent acquisitions further highlight the move to focus on content and workflow solutions around professional career development.   To that end, Wiley changed the name of the segment from Professional/Trade to Professional Development.

Product Launches
•
Tax Preparer launched in October 2012.    RTRPTestBank.com contains 1000+ multiple choice questions that allow users studying for the Registered Tax Return Preparer exam to create unlimited practice tests and custom quizzes in a format similar to the actual exam.  Candidates can purchase subscriptions through the marketing website, PasstheTaxExam.com, which also sells additional products and provides social features.

•
CMA Review (1st of two phases) launched in October 2012, WileyCMA.com provides Certified Management Accountant exam candidates with review guides, practice software, study tips, and exam resources.  In partnership with the IMA, Wiley will now take over the production and sales of CMA review titles.  With this first release, we are selling access to the IMA’s Test Bank and additional titles.

•
Pfeiffer Assessment Platform Release - launched September 9, 2012, this release added the Treasurer Self and Treasurer 360 assessments as well as enhancements to the Administrative functionality, and simplified registration.

•
Sybex Video Training DVDs and Streaming Websites - released in September and October 2012, these products are available as DVD-ROMs, online streaming products, or as downloadable files.  Using hands-on lessons with step-by-step instruction, the high-definition video training products cover the essential features of the top-selling software packages from Autodesk, each featuring up to eight hours of training.

GLOBAL EDUCATION (GEd)
•	Second quarter revenue fell 6%, excluding FX.
•	Second quarter direct contribution to profit fell 12%, excluding FX.
•
Excluding FX, non-traditional & digital revenue grew 10% to $30 million, accounting for 37% of revenue vs. 31% in the prior year.  Results were due to improved WileyPLUS sales and digital content primarily to institutions.  Sales of print textbooks fell 14%.

•	October Deltak acquisition positions Wiley as an online educational services provider

Second quarter Global Education revenue fell 6% to $81 million.  The decline in revenue was due to enrollment declines, particularly in the for-profit sector, and the impact of rental on the traditional textbook business.  Non-traditional and digital revenue, which includes WileyPLUS, eBooks, digital content sold directly to institutions, binder editions and custom publishing, was up 10% to $30 million.  WileyPLUS revenue was up 23% to $13 million while traditional textbooks were down 14% to $49 million. Approximately $2 million of revenue was delayed till November due to distribution interruptions caused by Hurricane Sandy.

Direct contribution to profit for the quarter fell 12% to $29 million due to lower revenue and higher composition and royalty costs partially offset by cost containment measures. Contribution to profit after allocated shared service costs declined $5 million to $16 million.

Global Revenue
•	Americas fell 7% to $62 million
•	EMEA fell 4% to $7 million
•	Asia-Pacific fell 5% to $12 million

Deltak
Wiley acquired Deltak during the quarter for $220 million.  Deltak, based in Chicago, creates and manages online degree programs for traditional non-profit colleges and universities. This acquisition positions Wiley as an online Educational Services Provider and expands the services and content value chain for how people teach and learn. Through Deltak, Wiley will now provide a complete solution to help traditional colleges and universities transition their programs into valuable online experiences offering market research, instructional design, marketing, and student recruitment and retention services with the goal of boosting the quality and efficacy of online and hybrid programs. Deltak also provides Wiley with access to high-growth markets and a variety of capabilities and technologies for its expansion into custom online courses and curriculum development. Wiley offers Deltak a stable base for new program investment, the ability to accelerate their growth globally, access to professional consumers and expanded offerings of content and faculty development. Today Deltak supports more than 100 online programs. Deltak reported revenue of $54 million for its most recently completed fiscal year end, September 30, 2012, representing growth of 23% over the prior Deltak fiscal year. For the remainder of Wiley’s fiscal year, Deltak is expected to contribute approximately $36 million of revenue and be slightly dilutive to earnings per share.

WileyPLUS and Other Digital Initiatives
Non-traditional print and digital revenue for the quarter increased 10% over prior year, accounting for over 37% of total education revenue.  Primary drivers were WileyPLUS (+23%) and digital sales primarily to institutions.

Note:
The Company provides cash flow and income measures referred to as adjusted revenue, EPS and free cash flow, which exclude certain items.  Management believes the exclusion of such items provides additional information to facilitate the analysis of results.  These non-GAAP measures are not intended to replace the financial results reported in accordance with GAAP.

Conference Call

The company has scheduled a conference call beginning at 10 a.m. EST today to discuss the results:

•
To participate in the conference call, please dial the following number approximately ten minutes prior to the 10 a.m. start time: (888) 264-8931 and enter the participant code 9406413#.  International callers, please dial the following number approximately ten minutes prior to the 10 a.m. start time:  (913) 312-0720 and enter the participant code 9406413#.

•	You may also listen to a live audio webcast of the call by accessing www.wiley.com > Investor Relations > Events and Presentations, or http://www.wiley.com/WileyCDA/Section/id-370238.html.

•	An archive of the webcast will be available at http://www.wiley.com/WileyCDA/Section/id-370238.html for a period of up to 14 days.

About Wiley
Wiley is a global provider of content-enabled solutions that improve outcomes in research, education, and professional practice. Our core businesses produce scientific, technical, medical, and scholarly journals, reference works, books, database services, and advertising; professional books, subscription products, certification and training services and online applications; and education content and services including integrated online teaching and learning resources for undergraduate and graduate students and lifelong learners.

Founded in 1807, John Wiley & Sons, Inc. (NYSE: JWa, JWb), has been a valued source of information and understanding for more than 200 years, helping people around the world meet their needs and fulfill their aspirations. Wiley and its acquired companies have published the works of more than 450 Nobel laureates in all categories: Literature, Economics, Physiology or Medicine, Physics, Chemistry, and Peace. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's website can be accessed at http://www.wiley.com.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
OCTOBER 31, 2012 AND 2011
(in thousands, except per share amounts)

SECOND QUARTER ENDED OCTOBER 31,

	2012			2011			% Change
	US GAPP	Adjustments (A)	Adjusted	US GAPP	Adjustments (A)	Adjusted	US GAPP	Adjusted

Revenue	$431,755	(3,959)	427,796	446,985	(4,970)	442,015	-3%	-3%

Costs and Expenses
Cost of Sales	129,554	(1,916)	127,638	132,667	(2,180)	130,487	-2%	-2%
Operating and Administrative	223,990	(2,037)	221,953	233,315	(2,561)	230,754	-4%	-3%
Impairment of Consumer Publishing Programs	15,521	(15,521)	-	-	-	-
Amortization of Intangibles	9,578	-	9,578	9,016	-	9,016	6%	6%

Total Costs and Expenses	378,643	(19,474)	359,169	374,998	(4,741)	370,257	1%	-2%

Gain on Sale of Travel Publishing Program	9,829	(9,829)	-	-	-	-

Operating Income	62,941	5,686	68,627	71,987	(229)	71,758	-13%	-3%
Operating Margin	14.6%		16.0%	16.1%		16.2%	-9%

Interest Expense	(2,903)	-	(2,903)	(1,765)	-	(1,765)	64%	64%
Foreign Exchange Loss	(1,472)	-	(1,472)	(746)	-	(746)	97%	3%
Interest Income and Other	696	-	696	1,289	-	1,289	-46%	-46%

Income Before Taxes	59,262	5,686	64,948	70,765	(229)	70,536	-16%	-6%

Provision for Income Taxes	16,205	2,304	18,509	19,989	(87)	19,902	-19%	-5%

Net Income	$43,057	3,382	46,439	50,776	(142)	50,634	-15%	-6%

Earnings Per Share- Diluted	$0.71	0.06	0.77	0.83	-	0.82	-14%	-4%

Average Shares - Diluted	60,633	60,633	60,633	61,432	61,432	61,432

SIX MONTHS ENDED OCTOBER 31,

	2012			2011			% Change
	US GAPP	Adjustments (A,B)	Adjusted	US GAPP	Adjustments (A,B)	Adjusted	US GAPP	Adjusted

Revenue	$842,489	(8,150)	834,339	877,054	(9,868)	867,186	-4%	-2%

Costs and Expenses
Cost of Sales	256,798	(4,230)	252,568	262,341	(4,470)	257,871	-2%	-1%
Operating and Administrative	453,976	(4,441)	449,535	464,484	(5,093)	459,391	-2%	-1%
Restructuring Charges	4,841	(4,841)	-	-	-	-
Impairment of Consumer Publishing Programs	15,521	(15,521)	-	-	-	-
Amortization of Intangibles	19,246	-	19,246	18,090	-	18,090	6%	7%

Total Costs and Expenses	750,382	(29,033)	721,349	744,915	(9,563)	735,352	1%	0%

Gain on Sale of Travel Publishing Program	9,829	(9,829)	-	-	-	-

Operating Income	101,936	11,054	112,990	132,139	(305)	131,834	-23%	-13%
Operating Margin	12.1%		13.5%	15.1%		15.2%	-20%	-11%

Interest Expense	(5,730)	-	(5,730)	(3,502)	-	(3,502)	64%	64%
Foreign Exchange Loss	(452)	-	(452)	(965)	-	(965)	-53%	-1%
Interest Income and Other	1,227	-	1,227	1,873	-	1,873	-34%	-34%

Income Before Taxes	96,981	11,054	108,035	129,545	(305)	129,240	-25%	-15%

Provision for Income Taxes	17,807	12,286	30,093	27,973	8,653	36,626	-36%	-16%

Net Income	$79,174	(1,232)	77,942	101,572	(8,958)	92,614	-22%	-15%

Earnings Per Share- Diluted	$1.31	(0.02)	1.29	1.65	(0.15)	1.50	-21%	-13%

Average Shares - Diluted	60,493	60,493	60,493	61,572	61,572	61,572

Note: In addition to providing financial results in accordance with GAAP, the Company has provided adjusted financial results that exclude the impact of foreign exchange transactions and translation and certain other items described in more detail throughout this press release.  These non-GAAP financial measures are labeled as "Adjusted" and are used for evaluating the results of operations for internal purposes.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes the exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

(A)
The adjusted results for the three and six months ended October 31, 2012 and 2011 exclude the operating results of the Professional Development travel publishing program; the gain on sale of the travel program and the asset impairment charges related to the remaining consumer publishing programs.  The net income and EPS impact for the operating results of the Professional Development travel publishing program were insignificant to all reported periods.

(B)
The adjusted results for the six months ended October 31, 2012 exclude a restructuring charge of $4.8 million pre-tax, or $3.5 million after-tax ($0.06 per share) related to certain activities that will either be discontinued, outsourced, or relocated due to the Company's ongoing transformation to digital products and services. Also, the adjusted results for the six months ended October 31, 2012 and 2011 exclude deferred tax benefits of $8.4 million and $8.8 million, respectively. The tax benefits were derived from 2% legislative reductions in the United Kingdom corporate income tax rates for both years. The benefits reflect the remeasurement of the Company's deferred tax liability position and had no current cash tax impact.  U.K. deferred tax balances as of October 31, 2012 are reflected at 23%.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
OCTOBER 31, 2012 AND 2011
(in thousands)

SECOND QUARTER ENDED OCTOBER 31,

	2012			2011			% Change
	US GAPP	Adjustments (A)	Adjusted	US GAPP	Adjustments (A)	Adjusted	US GAPP	Adjusted
Revenue
Scientific, Technical, Medical and Scholarly	$249,831	-	249,831	251,070	-	251,070	0%	1%
Professional Development	101,281	(3,959)	97,322	109,714	(4,970)	104,744	-8%	-7%
Global Education	80,643	-	80,643	86,201	-	86,201	-6%	-6%
Total	$431,755	(3,959)	427,796	446,985	(4,970)	442,015	-3%	-3%

Direct Contribution to Profit
Scientific, Technical, Medical and Scholarly	$108,992	-	108,992	107,182	-	107,182	2%	3%
Professional Development	19,963	5,686	25,649	29,822	(229)	29,593	-33%	-13%
Global Education	28,871	-	28,871	32,959	-	32,959	-12%	-12%
Total	$157,826	5,686	163,512	169,963	(229)	169,734	-7%	-3%

Contribution to Profit (After Allocated Shared Services & Admin. Costs)
Scientific, Technical, Medical and Scholarly	$72,460	-	72,460	71,732	-	71,732	1%	2%
Professional Development	(1,025)	5,686	4,661	8,220	(229)	7,991	-112%	-39%
Global Education	15,892	-	15,892	20,507	-	20,507	-23%	-22%
Total	$87,327	5,686	93,013	100,459	(229)	100,230	-13%	-6%

Unallocated Shared Services and Admin. Costs	(24,386)	-	(24,386)	(28,472)	-	(28,472)	-14%	-15%

Operating Income	$62,941	5,686	68,627	71,987	(229)	71,758	-13%	-3%

Total Shared Services and Admin. Costs by Function
Distribution	$(25,785)	-	(25,785)	(27,845)	-	(27,845)	-7%	-7%
Technology Services	(35,577)	-	(35,577)	(35,422)	-	(35,422)	0%	1%
Finance	(11,233)	-	(11,233)	(11,023)	-	(11,023)	2%	3%
Other Administration	(22,290)	-	(22,290)	(23,686)	-	(23,686)	-6%	-5%
Total	$(94,885)	-	(94,885)	(97,976)	-	(97,976)	-3%	-3%

SIX MONTHS ENDED OCTOBER 31,

	2012			2011			% Change
	US GAPP	Adjustments (A,B)	Adjusted	US GAPP	Adjustments (A,B)	Adjusted	US GAPP	Adjusted
Revenue
Scientific, Technical, Medical and Scholarly	$485,777	-	485,777	503,785	-	503,785	-4%	-2%
Professional Development	203,254	(8,150)	195,104	208,739	(9,868)	198,871	-3%	-1%
Global Education	153,458	-	153,458	164,530	-	164,530	-7%	-6%
Total	$842,489	(8,150)	834,339	877,054	(9,868)	867,186	-4%	-2%

Direct Contribution to Profit
Scientific, Technical, Medical and Scholarly	$200,255	2,966	203,221	213,339	-	213,339	-6%	-3%
Professional Development	41,169	7,467	48,636	51,782	(305)	51,477	-20%	-5%
Global Education	50,774	169	50,943	60,704	-	60,704	-16%	-15%
Total	$292,198	10,602	302,800	325,825	(305)	325,520	-10%	-6%

Contribution to Profit (After Allocated Shared Services & Admin. Costs)
Scientific, Technical, Medical and Scholarly	$129,983	2,966	132,949	144,537	-	144,537	-10%	-6%
Professional Development	(708)	7,467	6,759	9,031	(305)	8,726	-108%	-19%
Global Education	24,760	169	24,929	36,603	-	36,603	-32%	-31%
Total	$154,035	10,602	164,637	190,171	(305)	189,866	-19%	-12%

Unallocated Shared Services and Admin. Costs	(52,099)	452	(51,647)	(58,032)	-	(58,032)	-10%	-13%

Operating Income	$101,936	11,054	112,990	132,139	(305)	131,834	-23%	-13%

Total Shared Services and Admin. Costs by Function
Distribution	$(51,678)	193	(51,485)	(55,401)	-	(55,401)	-7%	-6%
Technology Services	(71,547)	256	(71,291)	(69,036)	-	(69,036)	4%	4%
Finance	(22,224)	-	(22,224)	(21,934)	-	(21,934)	1%	3%
Other Administration	(44,813)	3	(44,810)	(47,315)	-	(47,315)	-5%	-4%
Total	$(190,262)	452	(189,810)	(193,686)	-	(193,686)	-2%	-1%

(A)
The adjusted results for the three and six months ended October 31, 2012 and 2011 exclude the operating results of the Professional Development travel publishing program; the gain on sale of the travel program and the asset impairment charges related to the remaining consumer publishing programs.  The direct contribution to profit for the operating results of the Professional Development travel publishing program were insignificant to all reported periods.

(B)
The adjusted results for the six months ended October 31, 2012 exclude a restructuring charge of $4.8 million pre-tax, or $3.5 million after-tax ($0.06 per share) related to certain activities that will either be discontinued, outsourced, or relocated due to the Company's ongoing transformation to digital products and services.

Notes:  As of May 1, 2012, the Company changed its internal reporting of segment measures for the purposes of assessing performance and making resource allocation decisions. Accordingly, the Company will now report on segment performance after the allocation of certain direct Shared Services and Administrative Costs.  Shared Services and Administrative costs were previously reported as independent functional activities and not reflected in each segment's operating results.  We will continue to report total shared services and administrative costs by function as management believes they are still useful in understanding the company's overall performance.  In addition, management responsibility and reporting of certain Professional Development and Global Education product lines were realigned as of May 1, 2012.  Prior year results have been restated for comparative purposes for each of the changes described above.

JOHN WILEY & SONS, INC.
UNAUDITED ADJUSTED CONTRIBUTION TO PROFIT
INCLUDING ALLOCATED SHARED SERVICES AND ADMINISTRATIVE COSTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
OCTOBER 31, 2012 AND 2011
(in thousands)

	Second Quarter Ended October 31,				Six Months Ended October 31,
	2012	2011	% Change	% Change w/o FX	2012	2011	% Change	% Change w/o FX
Scientific, Technical, Medical and Scholarly:
Direct Contribution to Profit	$108,992	107,182	2%	3%	200,255	213,339	-6%	-5%
Restructuring Charges (A)	-	-			2,966	-
Adjusted Direct Contribution to Profit	108,992	107,182	2%	3%	203,221	213,339	-5%	-3%

Allocated Shared Services and Admin. Costs:
Distribution	(11,759)	(12,454)	-6%	-5%	(23,318)	(24,845)	-6%	-4%
Technology	(18,722)	(17,278)	8%	8%	(35,184)	(32,669)	8%	9%
Occupancy and Other	(6,051)	(5,718)	6%	9%	(11,770)	(11,288)	4%	7%
Adjusted Contribution to Profit (after allocated Shared Services and Admin. Costs)	$72,460	71,732	1%	2%	132,949	144,537	-8%	-6%

Professional Development:
Direct Contribution to Profit	$19,963	29,822	-33%	-32%	41,169	51,782	-20%	-20%
Gain on Sale of Travel Publishing Program (B)	(9,829)	-			(9,829)	-
Direct Contribution to profit – Travel Publishing Program (B)	(6)	(229)			521	(305)
Impairment of Consumer Publishing Programs (C)	15,521	-			15,521	-
Restructuring Charges (A)	-	-			1,254	-
Adjusted Direct Contribution to Profit	25,649	29,593	-13%	-13%	48,636	51,477	-6%	-5%

Allocated Shared Services and Admin Costs:
Distribution	(10,367)	(11,483)	-10%	-10%	(20,741)	(22,911)	-9%	-9%
Technology	(7,372)	(6,288)	17%	17%	(14,551)	(12,254)	19%	19%
Occupancy and Other	(3,249)	(3,831)	-15%	-15%	(6,585)	(7,586)	-13%	-13%
Adjusted Contribution to Profit (after allocated Shared Services and Admin. Costs)	$4,661	7,991	-42%	-39%	6,759	8,726	-23%	-19%

Global Education:
Direct Contribution to Profit	$28,871	32,959	-12%	-12%	50,774	60,704	-16%	-15%
Restructuring Charges (A)	-	-			169	-
Adjusted Direct Contribution to Profit	28,871	32,959	-12%	-12%	50,943	60,704	-16%	-15%

Allocated Shared Services and Admin Costs:
Distribution	(3,779)	(3,913)	-3%	-3%	(7,572)	(7,623)	-1%	1%
Technology	(7,389)	(6,807)	9%	9%	(14,747)	(12,976)	14%	14%
Occupancy and Other	(1,811)	(1,732)	5%	5%	(3,695)	(3,502)	6%	8%
Adjusted Contribution to Profit (after allocated Shared Services and Admin. Costs)	$15,892	20,507	-23%	-22%	24,929	36,603	-32%	-31%

Total Adjusted Contribution to Profit (after allocated Shared Services and Admin. Costs)	$93,013	100,230	-7%	-6%	164,637	189,866	-13%	-12%

Unallocated Shared Services and Admin. Costs:
Unallocated Shared Services and Admin. Costs:	(24,386)	(28,472)	-14%	-14%	(52,099)	(58,032)	-10%	-9%
Restructuring Charges (A)	-	-			452	-
Adjusted Unallocated Shared Services and Admin. Costs	$(24,386)	(28,472)	-14%	-14%	(51,647)	(58,032)	-11%	-9%

Adjusted Operating Income	$68,627	71,758	-4%	-3%	112,990	131,834	-14%	-13%

(A)
The adjusted results exclude a restructuring charge recorded in the first quarter of fiscal year 2013 related to certain activities that will either be discontinued, outsourced, or relocated to a lower cost region due to the Company's ongoing transition and transformation to digital products and services.

(B)
In the second quarter of fiscal year 2013, the Company sold the Professional Development travel publishing program.  The adjusted results exclude the operating results for the travel publishing program for the three and six months ended October 31, 2012 and 2011 and the gain on sale recognized in the second quarter of fiscal year 2013.

(C)
The adjusted results exclude an impairment charge recorded by the Company in the second quarter of fiscal year 2013 related to the write-down of certain assets in the Professional Development consumer publishing programs.

Notes:  As of May 1, 2012, the Company changed its internal reporting of segment measures for the purposes of assessing performance and making resource allocation decisions. Accordingly, the Company will now report on segment performance after the allocation of certain direct Shared Services and Administrative Costs.  Shared Services and Administrative costs were previously reported as independent functional activities and not reflected in each segment's operating results.  We will continue to report total shared services and administrative costs by function as management believes they are still useful in understanding the company's overall performance.  In addition, the management responsibility and reporting of certain Professional Development and Global Education product lines were realigned as of May 1, 2012.  Prior year results have been restated for comparative purposes for each of the changes described above.

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	October 31,		April 30,
	2012	2011	2012
Current Assets
Cash & cash equivalents	$92,565	82,294	259,830
Accounts receivable	195,961	202,434	171,561
Inventories	89,308	104,858	101,237
Prepaid and other	61,959	33,147	41,972
Total Current Assets	439,793	422,733	574,600
Product Development Assets	79,822	98,491	108,414
Technology, Property and Equipment	192,468	168,807	187,979
Intangible Assets	996,748	898,515	915,495
Goodwill	834,210	629,922	690,619
Other Assets	88,643	49,234	55,839
Total Assets	2,631,684	2,267,702	2,532,946

Current Liabilities
Accounts and royalties payable	170,849	170,642	151,350
Deferred revenue	107,418	102,620	342,034
Accrued employment costs	52,908	48,104	64,482
Accrued income taxes	17,799	17,490	18,812
Accrued pension liability	3,570	4,390	3,589
Other accrued liabilities	59,126	50,210	60,663
Total Current Liabilities	411,670	393,456	640,930
Long-Term Debt	701,900	510,000	475,000
Accrued Pension Liability	144,154	89,820	145,815
Deferred Income Tax Liabilities	212,549	182,689	181,716
Other Long-Term Liabilities	72,944	82,312	71,917
Shareholders' Equity	1,088,467	1,009,425	1,017,568
Total Liabilities & Shareholders' Equity	$2,631,684	2,267,702	2,532,946

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Six Months Ended
	October 31,
	2012	2011
Operating Activities:
Net income	$79,174	101,572
Amortization of intangibles	19,246	18,090
Amortization of composition costs	26,136	23,764
Depreciation of technology, property and equipment	26,115	24,651
Restructuring charges (net of tax)	3,461	-
Gain on sale of travel publishing program (net of tax)	(6,237)	-
Impairment of consumer publishing programs (net of tax)	9,623	-
Deferred tax benefits on U.K. rate changes	(8,402)	(8,769)
Stock-based compensation	7,995	7,732
Excess tax benefits from stock-based compensation	(1,095)	(1,637)
Royalty advances	(43,917)	(49,206)
Earned royalty advances	51,686	54,285
Other non-cash charges	23,556	18,387
Change in deferred revenue	(233,257)	(214,511)
Income tax deposit	(29,705)	-
Net change in operating assets and liabilities, excluding acquisitions	(16,008)	(8,862)
Cash Used for Operating Activities	(91,629)	(34,504)

Investments in organic growth:
Composition spending	(23,103)	(23,236)
Additions to technology, property and equipment	(28,262)	(30,267)

Free Cash Flow	(142,994)	(88,007)

Other Investing and Financing Activities:
Acquisitions, net of cash	(233,919)	(5,636)
Proceeds from sale of travel publishing program	18,700	-
Repayment of long-term debt	(211,600)	(212,973)
Borrowings of long-term debt	438,500	268,773
Change in book overdrafts	(14,700)	(28,370)
Cash dividends	(28,808)	(24,271)
Purchase of treasury shares	(10,609)	(37,480)
Proceeds from exercise of stock options and other	23,735	11,776
Excess tax benefits from stock-based compensation	1,095	1,637
Cash Provided by (Used for) Investing and Financing Activities	(17,606)	(26,544)

Effects of Exchange Rate Changes on Cash	(6,665)	(5,008)

Decrease in Cash and Cash Equivalents for Period	$(167,265)	(119,559)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Composition spending	$(23,103)	(23,236)
Additions to technology, property and equipment	(28,262)	(30,267)
Acquisitions, net of cash	(233,919)	(5,636)
Proceeds from sale of travel publishing program	18,700	-
Cash Used for Investing Activities	$(266,584)	(59,139)

Financing Activities:
Cash Provided by (Used for) Investing and Financing Activities	$(17,606)	(26,544)
Less:
Acquisitions, net of cash	(233,919)	(5,636)
Proceeds from sale of travel publishing program	18,700	-
Cash Provided by (Used for) Financing Activities	$197,613	(20,908)

Note: The Company’s management evaluates performance using free cash flow.  The Company believes free cash flow provides a meaningful and comparable measure of performance.  Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for or provided by operating activities, investing activities and financing activities, as an indicator of performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Stephen M. Smith
Stephen M. Smith
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: December 10, 2012